Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is entered into as of September 16, 2013 by and between Spectrum Brands, Inc., a Delaware corporation, (the “Company”) and Terry Polistina (“Executive”).

1.           Background.  Executive and the Company (the “Parties”) have agreed that Executive’s employment with the Company pursuant to an Employment Agreement dated August 16, 2010, as subsequently amended on November 22, 2010, (collectively the “Employment Agreement”) shall terminate effective as of September 30, 2013 (the “Termination Date”).  As the Company desires to provide Executive with certain benefits in connection with Executive’s termination of employment with the Company, in exchange for Executive’s agreement to comply with certain restrictive covenants and to execute a release of claims in favor of the Company, on the terms and subject to the conditions more fully set forth in this Agreement, and in consideration of the promises, mutual covenants and other good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

2.           Employment Termination.

A.             The Parties agree that Executive’s employment and any and all titles, positions and appointments Executive holds with the Company and its parent, subsidiaries and affiliates (the “Company Group”), whether as an officer, director, employee, consultant, trustee, committee member, agent or otherwise, are terminated as of the Termination Date and (i) Executive shall be deemed to have resigned from all such titles, positions and appointments as of the Termination Date, unless otherwise requested by the Company in writing and (ii) Executive agrees promptly to execute any documents reasonably required to effectuate the foregoing. Notwithstanding the foregoing, Executive may continue to serve as a member of the Board of Directors of Spectrum Brands Holdings, Inc. at any time following the Termination Date (unless he is requested to resign from such board).   As of the Termination Date, Executive shall not report to the offices, or attend any premises, of the Company or any member of the Company Group, except in his capacity as a member of the Board of Directors of Spectrum Brands Holdings, Inc.  Effective as of the Termination Date, Executive shall have no authority to act on behalf of any member of the Company Group (and shall not hold himself out as having such authority), enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member of the Company Group in any manner or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group.

B.             For the avoidance of doubt, while employed by the Company through the Termination Date, Executive shall be compensated at the salary rate in effect on the Effective Date and continue to be eligible to participate in the Company’s employee benefit plans and arrangements, as paid by the Company on the Effective Date, in accordance with their terms as in effect from time to time.  Notwithstanding the foregoing, the Company, in its sole discretion, may inform

Executive that Executive’s services are no longer required prior to the Termination Date and place Executive on “garden leave” for the remainder of the period prior to the Termination Date during which Executive will continue to receive compensation and benefits as provided in the preceding sentence.  For the avoidance of doubt, in the event that Executive is terminated by the Company prior to the Termination Date for “cause” or resigns from his employment without “good reason” (each as defined in the Employment Agreement), this Agreement shall be considered null and void and of no effect, and Executive shall not be eligible to receive any of the payments or benefits set forth in Sections 3A, 3B, 3C, and 3D below. For the avoidance of doubt, Executive shall not be entitled to participate in the Company bonus plan for Fiscal 2014 and the Executive shall not be granted any equity or equity based awards for fiscal 2014 or thereafter.

3.           Severance Pay and Benefits. In consideration for Executive’s entering into this Agreement, including without limitation, the covenants contained in Sections 8 and 9 of this Agreement, Executive shall be entitled to the payments and benefits set forth in Sections 3A, 3B, 3C, 3D and 3E.  Notwithstanding the foregoing or anything to the contrary in this Agreement, the payments and benefits described in Sections 3A, 3B, 3C, 3D and 3E below are subject to (i) Executive’s execution of a release of claims substantially in the form attached to this Agreement as Exhibit A (the “Release”) within twenty-one (21) days following the Termination Date and not revoking the Release before expiration of the seven-day revocation period described therein, and (ii) Executive’s continued compliance with the covenants as set forth in Sections 8 and 9 of this Agreement.  Executive acknowledges that pursuant to this Agreement, he is receiving consideration in addition to any amounts to which he would have otherwise been entitled but for this Agreement. In accordance with the above, the Company will provide Executive with the following pay and benefits:

A.             Severance.  Severance pay equal to (i) $1,000,000 (in the aggregate), representing two (2) times Executive’s annual base salary of $500,000, and (ii) 985,830 (in the aggregate) representing two (2) times the annual bonus earned by Executive pursuant to the Company’s 2012 Management Incentive Plan, in each case, to be paid in equal installments in accordance with the Company’s regular payroll process, over the twenty-four (24) month period following the date on which the Release becomes effective and irrevocable.

B.             2013 MIP Bonus.  Additional severance equal to the annual bonus earned, if any, by Executive pursuant to the Company’s 2013 Management Incentive Plan based on actual performance results, payable in a lump sum at substantially the same time as fiscal 2013 bonuses are paid to other executives of the Company, but not later than December 13, 2013.

C.             Accrued Paid Time Off. Payment for accrued but unused paid time off as of the Termination Date, with such payment being made on the first regularly scheduled payroll date occurring on or following the Termination Date.

D.             Continuation of Benefits.

(i)            Subject to the Executive’s timely election of COBRA, a monthly amount equal to the monthly COBRA cost as of the date of Executive’s termination of the medical, dental, vision and prescription drug benefits (“Healthcare Benefits”) for Executive and Executive’s eligible dependents for twenty-four (24) months following the Termination Date (the “Healthcare Benefit Payment”) at the level and of the type provided to active employees of the Company from time to time, provided, however, that such continuation coverage shall end earlier upon Executive’s becoming eligible for comparable coverage under another employer’s benefit plans;

(ii)           Executive’s Executive Life Insurance benefit for twenty-four (24) months following the Termination Date.

(iii)           In addition, the Company shall pay to Executive, between January 1 and March 31 of the year following the year in which the Healthcare Benefit Payment is includible in Executive’s income for tax purposes, an additional amount to make Executive whole for the amount of such tax liability and the additional amount (the “Additional Payment”).  The Company is not liable for any excise, penalty or other like taxes or any interest with respect to the payment of taxes.  The amount of the Additional Payment will be determined by an accounting firm chosen by the Company using any financial information reasonably requested of Executive to calculate the amount of the Additional Payment.

E.              Vehicle.  Executive shall be entitled to purchase his Company vehicle at the end of the 12-month period following the Termination Date under the terms provided in the Employment Agreement and as specified in writing to the Executive by the Company.

F.             Accrued Salary and Un-Reimbursed Business Expenses.  As soon as reasonably practicable following the Termination Date or such earlier date as may be required by applicable state statute or regulation, the Company shall pay Executive (i) any annual base salary earned but unpaid through the Termination Date and (ii) reimbursement for all un-reimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date and not yet reimbursed by the Company; provided, that Executive must submit to the Company, within 30 days after the Termination Date, any outstanding expense reports within his possession, and Executive shall not receive reimbursement in respect of any expense reports submitted after such date.

G.             Accrued Benefits under Plans.  Executive shall be entitled to all benefits accrued up to the Termination Date, to the extent vested, under all employee benefit plans of the Company Group in which Executive participates (except for any plan that provides for bonus, severance, separation pay or termination benefits) in accordance with the terms of such plans and any amounts required to be paid pursuant to applicable law.

For the avoidance of doubt, the Severance Benefits described in this Section 3 are not intended to result in any duplication of any payments or benefits described in this Agreement or any compensation or benefits plans, policies, programs, agreements or arrangements of the Company.  Subject to Executive’s compliance with Section 8 of this Agreement, the obligations of the Company under this Agreement shall not be affected by Executive’s receipt of compensation and benefits from another employer in the event that the Executive accepts new employment following the Termination Date, and Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.  The obligations of the Company are not affected by Executive’s death or disability.

The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) will be compliant with or exempt from Section 409A.  Notwithstanding the foregoing, the Company shall have no obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.  For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.  Executive acknowledges that since Executive is a “specified employee” (within the meaning of Code section 409A) at the time of the Executive’s separation from service, the payment of any amount under this Agreement that is considered deferred compensation subject to 409A and is to be paid on account of Executive’s separation from service shall be deferred, as required by Code section 409A(a)(2)(B)(i), for six (6) months after Executive’s separation from service or, if earlier, Executive’s death (the “409A Deferral Period”).  Any payments that otherwise would have been made during the 409A Deferral Period shall be paid in a lump sum on the date after the 409A Deferral Period expires, and the balance of any payments shall be made as scheduled.

Notwithstanding anything herein to the contrary, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following  the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

4.           Full Satisfaction. Executive acknowledges and agrees that, except as expressly provided in this Agreement, (i) Executive is not entitled to any other compensation or benefits from the Company or any member of the Company Group (including without limitation any severance or termination compensation or benefits) and (ii) as of and after the Termination Date, Executive shall no longer participate in, accrue service credit or have contributions made on his behalf under any employee benefit plan sponsored by any member of the Company Group in respect of periods commencing on and following the Termination Date, including without limitation, any plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (a “Qualified Plan”); provided, that nothing in this Agreement shall constitute a waiver by Executive of his rights to vested benefits, if any, under any Qualified Plan or under any Company Group health plan or to any other benefits to which he may be entitled under applicable law in respect of his services to any member of the Company Group prior to the Termination Date.

5.           Equity Awards.  The Parties acknowledge that as of the Termination Date, subject to the Release becoming effective and irrevocable (x) the Executive will vest in 44,444 RSUs pursuant to the Executive’s 2012 Equity Incentive Plan Award,  18,519 RSUs pursuant to the Spectrum 500 Award and 14,815 RSUs pursuant to the 2012 Bridge Equity Award, and (y) the 25,000 RSUs pursuant to the HHI 2013 Award and the 55,555 RSUs pursuant to the 2013 Equity Incentive Plan Award are unearned but will vest promptly after the end of fiscal 2013, in accordance with the terms of the applicable equity award agreement, only if and to the extent that such performance criteria are met. Executive shall also be entitled to receive RSUs under the 2013 Equity Incentive Plan Additional Award, in accordance with the terms of the applicable award agreement, only if and to the extent such performance criteria are met, which will not be determined until the end of fiscal 2014.  For the avoidance of doubt, Executive acknowledges that he has no entitlements to the fiscal year 2014 equity compensation programs and that his Spectrum 750 program participation is forfeited in its entirety. The parties agree that there are no other equity awards, other than those specified above, to which Executive is or could be entitled to receive as of the Termination Date.  Set forth in Attachment B is a schedule of the applicable equity awards to which Executive is entitled or where applicable, may be entitled to receive if and to the extent the related performance criteria are met.

6.           Return of Company Property; Use of Company’s Physical Property. Upon the Termination Date (or such earlier date requested by the Company in writing), Executive shall return (and shall not retain) to the Company all originals and copies of papers, notes and documents (in any medium, including computer disks), whether property of any member of the Company Group or not, prepared, received or obtained by Executive during the course of, and in connection with, his employment with the Company or any member of the Company Group, and all equipment and property of any member of the Company Group which may be in Executive’s possession or under his control, whether at the Company’s offices, Executive’s home or elsewhere, including all such papers, work papers, notes, documents and equipment in the possession of Executive.  Executive agrees that he and his family shall not retain copies of any such papers, work papers, notes and documents.  Notwithstanding the foregoing, (1) Executive may retain copies of any employment, compensation, benefits or shareholders agreements between Executive and the Company, this Agreement and any employee benefit plan materials distributed generally to participants of any such plan by the Company or any member of the Company Group; and (2) Executive may retain the cellphone and iPad provided by the Company  (and the Company may, at its option, elect to continue cellular service for such devices) for purposes of performing his duties as a member of the Board of Directors of Spectrum Brands Holdings, Inc., and such documents and materials (whether in paper or electronic format or other medium) as have been or may be provided to him in connection with such Board of Director duties while Executive serves on the Board.

7.           Non Disparagement; Cooperation.

A.             Nondisparagement.  Executive shall at no time, whether in writing or orally, malign, denigrate or disparage the Company or any member of the Company Group, or any of their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light.  Nothing contained in the preceding sentence shall (or shall be deemed) to prevent or impair Executive from testifying, to the extent that Executive reasonably believes such testimony to be true, in any legal or administrative proceeding if such testimony is compelled or required.

B.             Cooperation.  Executive shall continue to make himself available at reasonable times, so as not to unreasonably interfere with his ongoing business activities, to the Company Group and to advise the Company Group, at their request, about disputes with third parties as to which Executive has knowledge, and Executive agrees to cooperate fully with the Company Group in connection with litigation, arbitration and similar proceedings (collectively “Dispute Proceedings”) and to provide testimony with respect to Executive’s knowledge in any such Dispute Proceedings involving the Company or any member of the Company Group, in all cases without additional compensation or consideration from the Company.

8.           Nondisclosure; Non-Compete; Non-Solicitation; Confidentiality

A.             Disclosure of this Agreement.   The parties agree and understand that this Agreement may be publicly disclosed by the Company as required for Securities and Exchange Commission or other regulatory disclosure requirements.

B.             Competition, Non-Solicitation and Confidentiality.

(i)           Notwithstanding anything to the contrary in this Agreement, the covenants and other provisions set forth in Sections 6 and 7 of the Employment Agreement that expressly survive termination of Executive’s employment (the “Post

Termination Covenants”) shall survive the Termination Date and be effective for the periods described therein and are hereby incorporated by reference into this Agreement.

(ii)         Executive understands that the Post Employment Covenants may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company, but Executive nevertheless agrees and hereby acknowledges that (A) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (B) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (C) such provisions are not harmful to the general public and (D) such provisions are not unduly burdensome to Executive in light of the substantial payments that Executive will receive.

(iii)        It is expressly understood and agreed that, although Executive and the Company consider Post Employment Covenants to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any of the Post Employment Covenants or restriction contained elsewhere in this Agreement is an unenforceable restriction against Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9.           Miscellaneous.

A.             Entire Agreement.  Except as otherwise expressly provided herein, this Agreement is the entire agreement between the Parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Parties relating thereto and supersedes and extinguishes all other agreements relating thereto, whether written, oral, express or implied, between the Parties; provided, however, that no rights or obligations established under any such superseded agreement and specifically preserved by this Agreement are extinguished.  Other than this Agreement, and as otherwise explicitly stated herein, there are no agreements of any nature whatsoever between Executive and the Company that survive the execution and delivery of this Agreement by the Parties

B.             Non-admission.  Nothing contained in the Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of Executive or on the part of any member of the Company Group.

C.             Voluntary Agreement.  Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement.  Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.  Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

D.             Successors.  The Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns.

E.             Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF DELAWARE.  Each party to this Agreement irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Agreement (collectively, “Actions” and, individually, an “Action”) may be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have jurisdiction to hear and determine or settle any such Action and that any such Actions may be brought in the Chosen Courts.  Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Actions in the Chosen Courts and any claim that any Actions have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

F.             Severability.  In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect.  In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

G.             Taxes.   Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to Executive under this Agreement.  Notwithstanding any other provision of this Agreement to the contrary, the Company or any member of the Company Group, as applicable, may withhold from all amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations.

H.             Counterparts.  The Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument.  Each party hereto confirms that any facsimile copy of such party’s executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

Presented By:

Name:	Stacey L. Neu	Date Delivered:
	/s/ Stacey L. Neu	September 9, 2013

Executive:		Date Signed:
Signature:	/s/ Terry Polistina	September 16, 2013
Printed Name:	Terry Polistina

Company:		Date Signed:
Signature:	/s/ Stacey L. Neu	September 16, 2013
Printed Name:	Stacey L. Neu

Return Signed Agreement to:

Stacey L. Neu
Spectrum Brands, Inc.
Human Resources Department
601 Rayovac Drive
Madison, WI   53711

EXHIBIT A

RELEASE OF CLAIMS (“Release”)

1.           Release of Claims

In partial consideration of the payments and benefits described in Section 3 of the Separation Agreement (the “Separation Agreement”) dated September 16,  2013 between Spectrum Brands, Inc., a Delaware corporation, (the “Company”) and Terry Polistina (“Executive”), to which Executive agrees that Executive is not entitled until and unless Executive executes this Release and it becomes effective in accordance with the terms hereof, Executive, for and on behalf of himself and his heirs, successors and assigns, subject to the last sentence of this Section 1, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its shareholders, parents, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents, and each of their affiliates, successors and assigns (collectively, the “Releasees”), by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising out of Executive’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state, local or foreign laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs.  Executive further agrees that this Release may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by Executive, Executive’s descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, Executive acknowledges that Executive intends to waive and release any rights known or unknown that Executive may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to (i) any rights he may have to any severance payments or benefits under Section 3 of the Separation Agreement and (ii) rights that cannot be released as a matter of law (collectively, the “Unreleased Claims”).

2.           Proceedings

Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding”).  Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted.  Executive (i) acknowledges that Executive will not initiate or cause to be initiated on his behalf any Proceeding (except with respect to an Unreleased Claim) and will not participate in any Proceeding (except with respect to an Unreleased Claim), in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).  Further, Executive understands that, by executing this Release, Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also the ability of Executive to pursue certain claims against the Releasees.  Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

3.           Time to Consider

Executive acknowledges that Executive has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period.  EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.           Revocation

Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Sections 3A, 3B, 3C and 3D of the Separation Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this

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Release, in which event the Company shall arrange and/or pay for any such benefits otherwise attributable to said eight- (8) day period, consistent with the terms of the Separation Agreement.  If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

5.           No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

6.           General Provisions

A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof.  If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

7.           Governing Law

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of Delaware without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, Executive has executed and delivered this Release as of the date written below.

DATE	Terry Polistina

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EXHIBIT B

Terry Polistina: Equity Details

▪	Post departure, the following earned but not yet paid equity awards will vest:
50% of the earned but unpaid Equity 2012 Award.
Gross Award: 44,444 Restricted Stock Units. Vest Date: 11/16/2013
50% of the earned but unpaid 2012 EIP Bridge Award.
Gross Award: 18,519 Restricted Stock Units. Vest Date: 11/16/2013
50% of the earned but unpaid Spectrum 500 Award.
Gross Award: 14,815 Restricted Stock Units. Vest Date: 11/16/2013

▪	Post departure, the following unearned awards will be paid if 2013 performance criteria are met.
100% of the HHI 2013 Award
Gross Award: 25,000 Restricted Stock Units. Vest Date: Q1 FY14
100% of the FY13 EIP Award (At Target*)
Gross Award (at target): 55,555 Restricted Stock Units. (Actual award would be determined based on plan criteria and subject to the approved thresholds. Vest date anticipated in Nov 2013).

*Note: Any Additional FY13 Equity Award (“upside”) would be paid to Polistina per terms and conditions of the FY13 EIP Plan which requires certain minimum FY14 performance criteria be met prior to award payment.